CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form N-4 of our report dated March 11, 2005 relating to the statement of assets and liabilities of Variable Annuity-1 Series Account of First Great-West Life & Annuity Insurance Company as of December 31, 2004, by investment division, and the related statement of operations for the year then ended, by investment division, and the statements of changes in net assets for each of the two years in the period then ended, by investment division, and of our report dated February 25, 2005 relating to the balance sheets of Canada Life Insurance Company of New York as of December 31, 2004 and 2003, and the related statements of income, stockholder’s equity and cash flows for the year ended December 31, 2004 and of our report dated April 14, 2004 relating to the statutory statement of admitted assets, liabilities, capital and surplus of Canada Life Insurance Company of New York as of December 31, 2003 and 2002, and the related statutory statements of operations, changes in capital and surplus, and cash flows for the years then ended and of our report dated February 25, 2005 relating to the balance sheets of First Great-West Life & Annuity Insurance Company as of December 31, 2004 and 2003, and the related statements of income, stockholder’s equity and cash flows for each of the three years in the period ended December 31, 2004, appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading “Independent Registered Public Accounting Firm” in such Prospectus.

DELOITTE & TOUCHE LLP

Denver, Colorado

December 30, 2005